Exhibit 10.3

TRAINING AND MAINTENANCE AGREEMENT

This Training and Maintenance Agreement (this “Agreement”) is made as of December 16, 2011, by and between Awesome Again Racing Corporation, a Delaware corporation (the “Company”), and Golden Pegasus Racing Incorporated, a Delaware corporation (“Golden Pegasus”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1 – Appointment of Golden Pegasus

1.1 Appointment. The Company hereby appoints Golden Pegasus to act as the manager for the Company’s registered thoroughbred horses listed on Annex A hereto (the “Thoroughbreds”) on the terms and conditions set forth herein, and to provide certain additional services and products to the Company as described in this Agreement, and Golden Pegasus accepts such appointment. Golden Pegasus shall not be expected to devote all of its time to its duties hereunder and shall be permitted to conduct such other activities and business, and to accept such other engagements, as Golden Pegasus deems appropriate provided that the same do not prevent or materially interfere with Golden Pegasus’s ability to perform its duties and obligations hereunder.

1.2 Golden Pegasus Not a Fiduciary. To the fullest extent permitted by law, neither Golden Pegasus nor its Affiliates, nor any of their respective officers, directors, members, partners, managers, employees, representatives or agents (other than the directors and officers of the Company), in their capacities as such (collectively, the “Golden Pegasus Parties”), shall owe any fiduciary or similar duty or obligation whatsoever to the Company or its shareholders. Subject only to the Company’s conflicts of interest policy (the “Conflicts of Interest Policy”), Golden Pegasus Parties shall be free to engage or invest in any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company, and neither the Company, its shareholders nor any other person with an interest in the Company will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom). No notice, approval or sharing of or in any such other venture or activity will be required and, subject to compliance with the Conflicts of Interest Policy, the legal doctrine of “corporate opportunity” will not be applied to any such other venture or activity, whether or not competitive with the Company. Without limitation of the foregoing, Golden Pegasus Parties shall not be prohibited hereby from being engaged to manage affiliates of the Company having business plans similar to that of the Company, or from otherwise engaging in the purchase, sale, racing, racing management or breeding of thoroughbred horses.

Section 2 – Term

2.1 Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for so long as the Company owns any of the Thoroughbreds unless earlier terminated in accordance with the terms hereof.

2.2 Termination. The Term may be terminated exclusively as follows:

(a) By Golden Pegasus upon 45 days’ prior written notice to the Company;

(b) By the Company upon 45 days’ prior written notice to Golden Pegasus;

(c) By the Company upon written notice to Golden Pegasus specifying in reasonable detail acts or omissions of Golden Pegasus constituting Cause. For purposes hereof, “Cause” shall mean (i) any officer of Golden Pegasus’s commission of or being charged or arraigned for the commission of a felony, or any crime involving theft, fraud or dishonesty, whether or not committed in the course of performing services for the Company; (ii) intentional act(s) of disloyalty, deliberate dishonesty, fraud or other misconduct by any officer of Golden Pegasus; (iii) Golden Pegasus’s material breach of this Agreement or any other agreement to which Golden Pegasus and the Company are parties, (iv) failure of Golden Pegasus or any of its directors, officers or other personnel, or any of their affiliates, to comply in any material respect with the Conflicts of Interest Policy; (v) the termination for Cause of an agreement entered into between Golden Pegasus and any affiliate of the Company for the racing management of such affiliate; (vi) Golden Pegasus’s gross negligence in connection with the performance of its duties hereunder; or (vii) Michael Rogers or Mark Roberts ceases for any reason to serve as an officer of Golden Pegasus or to devote a material amount of time to the provision of services for the benefit of the Company pursuant to this Agreement (other than as approved by the chief executive officer of the Company (the “CEO”)); provided, however, that (A) in the case of clause (iii) and (iv) hereof, Golden Pegasus shall have been given written notice of such breach or failure and shall have not cured such breach or failure (if susceptible to cure) within 10 days after receiving such written notice and (B) in the case of clause (vii) hereof, either Golden Pegasus shall have failed to propose a replacement for such officer within 15 days after such departure or Golden Pegasus shall have proposed a replacement but the CEO shall have reasonably rejected such proposed replacement.

2.3 Successor. Upon termination of the Term, the Company shall, as promptly as is reasonably practicable, appoint a successor manager to succeed to the duties and responsibilities of Golden Pegasus hereunder. Golden Pegasus shall provide all reasonable transition services requested by the Company for a period of 90 days following any termination of the Term and shall, if requested, assign to the Company any agreements (other than agreements with affiliates of Golden Pegasus) for the provision of services or products being furnished to the Company hereunder.

Section 3 – Management of the Thoroughbreds

3.1 Duties, Responsibilities and Authority of Golden Pegasus. (a) Subject to Section 3.2, Golden Pegasus shall, on behalf of the Company, have control over the Thoroughbreds and shall have the authority to make all decisions with respect to the Thoroughbreds.

(b) Without limitation of Section 3.1(a), Golden Pegasus shall have the following duties, responsibilities and authorities:

(i) Golden Pegasus shall select and hire trainers for the Thoroughbreds, provided that Golden Pegasus shall not engage any trainer that cannot be terminated at will on 20 days’ (or shorter) notice without the prior written consent of the Company.

(ii) Golden Pegasus shall ensure in connection with each race to which the Thoroughbreds are to be nominated, by direction of the trainer or the CEO, that the Thoroughbreds are properly nominated and that nomination and entry fees are paid.

(iii) Subject to Sections 3.2(a)(viii), Golden Pegasus shall select and engage veterinarians to care for the Thoroughbreds.

(iv) Golden Pegasus shall arrange all aspects of the transportation of the Thoroughbreds and shall use box stalls except where other reasonable arrangements are made by Golden Pegasus for shorter trips.

(v) Golden Pegasus shall select and engage blacksmiths, farriers and other support personnel.

(vi) Golden Pegasus shall be responsible for the boarding and feeding of the Thoroughbreds.

(vii) Golden Pegasus shall be responsible for all administrative matters involving the keep, maintenance, care, management, racing, supervision, advertising and promotion of the Thoroughbreds.

(viii) Golden Pegasus shall have the discretionary right to make decisions about any other matters regarding the Thoroughbreds.

3.2 Limitations on the Powers of Golden Pegasus. (a) Notwithstanding anything in this Agreement to the contrary, without the prior consent of the CEO, Golden Pegasus shall not:

(i) enter a Thoroughbred in a claiming race;

(ii) sell a Thoroughbred, enter a Thoroughbred into an auction or make any other arrangement for the sale or other disposition of a Thoroughbred;

(iii) enter a Thoroughbred in a grade I, II or III stakes race, or select a jockey in a grade I stakes race (it being understood that jockey selection for other races will be determined by the trainer or, to the extent otherwise arranged, by the CEO);

(iv) geld a Thoroughbred;

(v) except as expressly authorized by the CEO or by another agreement between the Company and Golden Pegasus, incur any expenditure for which the Company is liable;

(vi) terminate the services of the chief executive officer or the president of Golden Pegasus;

(vii) retire a Thoroughbred from racing; or

(viii) approve major surgery or any other non-routine medical treatment or the veterinarian who will perform the same.

(b) Notwithstanding anything in this Agreement to the contrary, the CEO and the Board of Directors of the Company shall have the right to review any decision made by Golden Pegasus hereunder but Golden Pegasus shall not be required to seek the advance approval of the CEO or the Board of Directors of the Company for any matter within the scope of its authority hereunder.

3.3 Racing Winnings. Racing winnings of the Thoroughbreds shall be the sole and absolute property of the Company.

3.4 Racing Trophies. All racing trophies or other objects of value awarded with respect to the performance of a Thoroughbred shall be the sole property of the Company, but duplicates will be obtained by Golden Pegasus at the sole expense of Golden Pegasus if it so desires.

3.5 Program Owner/Racing Colors. The Thoroughbreds shall be raced in the name of the Company and in the colors of the Company. Golden Pegasus shall, unless otherwise determined by the Company, be responsible for compliance with all applicable rules of racing requiring disclosure or registration of multiple ownership, and Golden Pegasus may be granted at the discretion of the Company a lease of the racing properties of the Thoroughbreds for the purposes of complying with such multiple ownership rules and regulations if such lease is required.

3.6 Sale of Thoroughbreds. At the direction of the Company acting through the CEO, Golden Pegasus shall take such steps as are reasonably required to arrange for the sale or disposition of any or all of the Thoroughbreds, including by auction or in privately negotiated transactions.

3.7 Subcontracting. Golden Pegasus shall be permitted to subcontract or otherwise delegate any or all of its rights, duties and obligations hereunder to one or more third parties selected by Golden Pegasus, provided that (a) the terms of each such arrangement shall be on terms consistent herewith, including without limitation by requiring that the applicable third party perform its duties and obligations thereunder in a manner consistent with Section 3.8, (b) no such arrangement shall relieve Golden Pegasus of its obligation to ensure the performance of all of the duties and responsibilities contemplated to be performed by Golden Pegasus under this Agreement and (c) each such arrangement (other than an arrangement with an affiliate of Golden Pegasus) shall acknowledge the Company as an intended third party beneficiary thereof and provide that upon any termination of this Agreement such arrangement may at the Company’s option be assigned to the Company without any consent being required to be obtained from such third party.

3.8 Degree of Care. Golden Pegasus shall employ the degree of care customarily employed by persons who keep, train and race thoroughbreds in the location(s) in which the Thoroughbreds are trained and raced. Golden Pegasus Parties shall not be liable for the loss of or injury to any Thoroughbred unless it is established by clear and convincing evidence that such degree of care was not employed, and Golden Pegasus Parties shall not be liable for, and are hereby released from, liability with respect to any loss of or injury to any Thoroughbred to the extent that the Company or Golden Pegasus has obtained insurance which compensates or indemnifies the Company from such loss or injury. To the extent Golden Pegasus subcontracts or otherwise delegates its responsibilities hereunder to another person or entity, such person or entity shall be selected with reasonable care.

Section 4 – Compensation

4.1 Compensation. For the period commencing on December 16, 2011 and ending upon the expiration or earlier termination of the Term, the Company shall pay to Golden Pegasus a training and maintenance fee (the “Training and Maintenance Fee”) equal to:

(a) $150 per day for each Thoroughbred that is under the supervision of a third party trainer and is being trained and managed for the purpose of competing in thoroughbred horseraces.

(b) $50 per day for each Thoroughbred that has been retired by the Company from consideration for competition in thoroughbred horseraces.

(c) $90,000 in respect of training and other services provided for the benefit of the Thoroughbreds prior to the date hereof.

Notwithstanding the foregoing, if Golden Pegasus realizes more than a 10% net margin in respect of the Training and Maintenance Fee (determined without taking into account the value of the reserve established pursuant to Section 4.3(c)), the amount in excess thereof will be refunded to the Company.

The Training and Maintenance Fee shall be payable monthly in arrears in immediately available funds and shall be pro rated for partial months. Each monthly payment of the Training and Maintenance Fee shall be made to Golden Pegasus at its notice address in Section 7.3.

4.2 Delinquency. Any payment of the Training and Maintenance Fee that is more than 30 days past due (other than during any period in which the Facilities Agreement dated as of December 16, 2011 between Golden Pegasus and the Company is in effect and the Company has sufficient cash on hand to make such payment) shall bear interest at a rate of 8 percent per annum until paid. The provisions of this Section 4.2 shall not in any way limit any other rights which Golden Pegasus may have as a result of any non-payment of the Training and Maintenance Fee when due.

4.3 Costs and Expenses. (a) In consideration of the Training and Maintenance Fee, Golden Pegasus shall undertake responsibility for and shall pay and discharge all costs and expenses of any kind or nature whatsoever relating to the racing management of the Thoroughbreds and all other duties and responsibilities of Golden Pegasus hereunder. Without limitation of the foregoing, Golden Pegasus shall be responsible for the payment of all fees and expenses of trainers that accrue during the Term.

(b) Notwithstanding Section 4.3(a), Golden Pegasus shall not be responsible for the payment of commissions to trainers, barn staff and jockeys.

(c) Golden Pegasus shall bear up to $100,000 in expenses related to major surgery or any other non-routine medical treatment of the Thoroughbreds, provided, however, that Golden Pegasus shall not be obligated to bear the expense of any surgery or any other non-routine medical treatment of a Thoroughbred that would not be conducted (i) by a commercially reasonable owner seeking to maximize the economic benefit of owning, racing and selling a comparable thoroughbred horse during the period contemplated by the Company’s then current business plan or (ii) in the ordinary course for humanitarian reasons. Such $100,000, or the unused portion thereof, shall be maintained by Golden Pegasus in a segregated account for the sole benefit of the Company.

Section 6 – Additional Agreements

6.1 Books and Records. Golden Pegasus shall keep books and records of account which shall accurately reflect all receipts and disbursements for and on behalf of the Company or may retain an accountant or other person, at its own expense, to perform these tasks on its behalf. Such books and records shall be available for inspection by the Company upon prior notice to Golden Pegasus during normal business hours.

6.2 Indemnity. (a) (i) The Company shall indemnify and hold harmless Golden Pegasus, its affiliates and their respective officers, directors, employees and (to the extent requested by Golden Pegasus) agents (collectively, the “Golden Pegasus Indemnified Parties”) from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of any Golden Pegasus Indemnified Party’s activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award or amount paid in settlement, as well as reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, provided that the acts, omissions or alleged acts or omissions, of Golden Pegasus Indemnified Party did not constitute gross negligence or willful misconduct. Notwithstanding the foregoing, in no event shall the Company be obligated to indemnify a Golden Pegasus Indemnified Party with respect to any cost or expense that is to be borne by Golden Pegasus under the terms of this Agreement.

(ii) Golden Pegasus shall indemnify and hold harmless the Company and its officers, directors, employees and agents from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of activities on behalf of the Company or in furtherance of the interests of the Company by Golden Pegasus or any person or entity to whom Golden Pegasus has subcontracted or otherwise delegated any of its rights, duties and obligations hereunder, solely to the extent such acts or omissions are judicially determined to have constituted the gross negligence or willful misconduct of Golden Pegasus or such other person or entity.

(b) In the case of any claim asserted by a third party against a person or entity entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party acknowledges that the third party claim is within the scope of the indemnification obligations of the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. Notwithstanding anything to the contrary contained herein, the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or there are separate defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle, confess a judgment to or agree to pay all or any portion of such claim or demand with the consent, in each case, of the Indemnifying Party, which consent shall not be unreasonably withheld. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Section 6.2 and the records of each shall be reasonably available to the other with respect to such defense.

Section 7 – Miscellaneous

7.1 Assignment. Except as provided in Section 3.7, neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party.

7.2 Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto. Golden Pegasus shall be an independent contractor pursuant to this Agreement.

7.3 Notices. Any notice to be given under this Agreement shall be deemed given when delivered by hand, via email (if to the Company, at lyle.strachan@stronachgroup.com, and if to Golden Pegasus, at Mike.Rogers@stronachgroup.com), or on the third business day following the deposit of such notice in the U.S. mail, postage prepaid, first class, registered or certified mail, return receipt requested, addressed to:

if to Golden Pegasus:

Golden Pegasus Racing Incorporated

14875 Bayview Avenue

Aurora, Ontario, Canada

L4G 0K8

Attention: Mike Rogers

if to the Company:

Awesome Again Racing Corporation

in care of The Stronach Group

337 Magna Drive

Aurora, Ontario, Canada

L4G 7K1

Attention: Lyle Strachan

A party may change its notice address by notice to the other party in the manner set forth above.

7.4 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles of such state.

7.5 Binding Effect of Agreement. This Agreement shall bind and benefit the parties hereto and their successors and permitted assigns.

7.6 Counterparts and Facsimile Signatures. This Agreement and any and all other documents or instruments referred to herein may be executed with counterpart signatures all of which taken together shall constitute an original without the necessity of all parties signing each documents. This Agreement may also be executed by signatures to facsimile or electronic transmittal documents in lieu of an original or machine generated or copied document.

7.7 Binding Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and/or oral, between such parties. This Agreement may not be modified except in a writing signed by both parties.

7.9 Attorney Fees. In the event of any action or proceeding to declare or enforce the terms of the Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs, in addition to any other relief that may be granted.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AWESOME AGAIN RACING CORPORATION

By:	/s/ Lyle Strachan
	Name:	Lyle Strachan
	Title:	Chief Financial Officer

GOLDEN PEGASUS RACING INCORPORATED

By:	/s/ Michael Rogers
	Name:	Michael Rogers
	Title:	Chief Executive Officer

ANNEX A

Thoroughbreds

Mare	Sex	Purchase Price
American Megan	F	$45,000
Blazing Cat Tracks	F	$60,000
Cold Awakening	C	$140,000
Gold Lined	C	$50,253
Hail Ho Silver	C	$12,000
Iridescence	C	$310,000
Kipper Quila	C	$37,100
Lords Guest	F	$87,000
O K To Love	C	$30,000
Papillon Rouge (Chi)	C	$16,000
Peggy Fu	F	$40,000
Per Se	F	$110,000
Proud Angel	F	$30,000
Pulcinella	C	$77,000
Singalong (GB)	F	$47,613
So Smashing	F	$25,000
Spoken Fur	C	$70,000
Stringtown Sally	C	$20,000
Sunshine One	F	$25,000
Walk The Talk	F	$4,000
Total		$1,235,966